EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013

Willimantic, Connecticut — July 31, 2013. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported a net loss of $60,000, or $0.01 basic and diluted loss per share, for the quarter ended June 30, 2013 versus net income of $670,000, or $0.07 basic and diluted earnings per share, for the quarter ended June 30, 2012. The Company reported a net loss of $137,000, or $0.01 basic and diluted loss per share, for the six months ended June 30, 2013 compared to net income of $1.1 million, or $0.11 basic and diluted earnings per share, for the six months ended June 30, 2012.

Lower net income for the three and six months ended June 30, 2013 was primarily the result of costs associated with the pending acquisition of Newport Bancorp, Inc. totaling $209,000 and $893,000 (pre-tax), respectively. Excluding the aforementioned costs, the Company would have reported net income of $151,000, or $0.02 basic and diluted earnings per share, for the quarter ended June 30, 2013 and $653,000, or $0.07 basic and diluted earnings per share, for the six months ended June 30, 2013.(1) The Company anticipates the merger will close in the third quarter of 2013, subject to regulatory and shareholder approvals and other customary closing conditions.

Net interest income decreased $267,000 to $6.2 million and $592,000, to $12.6 million, for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Lower net interest income was due to lower rates on securities and loans, offset by a lower cost of funds versus the comparable periods in 2012.

The provision for loan losses decreased $377,000 and $726,000 for the three and six months ended June 30, 2013, respectively, primarily due to a decrease in nonperforming loans and in loans outstanding. At June 30, 2013, nonperforming loans totaled $9.0 million, compared to $11.5 million at June 30, 2012, primarily due to decreases in nonperforming commercial mortgage loans of $1.7 million, residential mortgage loans of $340,000 and consumer loans of $312,000. Net loan charge-offs were $376,000 and $570,000 for the three and six months ended June 30, 2013, respectively, consisting primarily of commercial and residential mortgage loan charge-offs. Net loan charge-offs were $166,000 and $242,000 for the three and six months ended June 30, 2012, respectively.

Noninterest income was $2.1 million and $2.3 million for the quarters ended June 30, 2013 and 2012, respectively, and $4.5 million and $5.1 million for the six months ended June 30, 2013 and 2012, respectively. Wealth management fees decreased $56,000 during the second quarter of 2013 due to a reduction in trust fees and declined $866,000 for the first half of 2013, compared to the same period in 2012, primarily due to the sale of SI Trust Servicing in April 2012. The Company recognized an increase in fair value of $278,000 and $374,000 on certain derivative instruments, offset by a decrease in gains on the sale of available for sale securities of $257,000 and $571,000 during the second quarter and first half of 2013, respectively, compared to the same periods in 2012. Mortgage banking fees declined $127,000 for the second quarter of 2013 as a result of lower gains realized on residential mortgage loan sales versus an increase of $173,000 in mortgage banking fees for the first half of 2013 due to a higher volume of residential mortgage loan sales. Offsetting these decreases in noninterest income for 2013 was a gain of $201,000 on the sale of $3.0 million in commercial business loans held for investment. For the comparable quarter in 2012, noninterest income included a gain of $349,000 resulting from death benefit proceeds from a bank-owned life insurance policy, offset by a termination charge of $212,000 (pre-tax) related to the sale of SI Trust Servicing. For the comparable six months of 2012, noninterest income included an aggregate loss of $698,000 (pre-tax) on the sale of SI Trust Servicing, offset by an investment gain of $355,000 from one of the Bank's small business investment company limited partnerships.

Noninterest expenses increased $652,000 and $883,000 for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Pre-tax merger costs contributed to the increase in outside professional services. Increases in salaries and benefits of $105,000 and $275,000 were attributable to higher benefit costs related to equity-based incentive plan compensation and health insurance. Costs associated with foreclosure activities increased $136,000 and $103,000 during the second quarter and first half of 2013, respectively. Offsetting these increases in noninterest expenses were decreases in marketing expenses and occupancy expenses related to lower costs associated with utilities, depreciation of premises and equipment and building maintenance.
Total assets decreased $4.4 million, or 0.5%, to $948.8 million at June 30, 2013 from $953.3 million at December 31, 2012, principally due to decreases of $14.7 million in net loan receivables and $4.5 million in loans held for sale, offset by an increase of $14.4 million in available for sale securities. Securities increased with the purchase of primarily mortgage-backed securities and government-sponsored enterprise securities. Mortgage loans and consumer loans declined $18.2 million and $2.3 million, respectively, offset by an increase of $5.5 million in commercial business loans during the first six months of 2013. Total loan originations decreased $19.5 million during the first six months of 2013 compared to the same period in 2012, mainly due to declines of $26.7 million in mortgage loan originations, offset by an increase of $6.2 million in commercial business loan originations.

Total liabilities decreased $2.8 million, or 0.3%, to $824.7 million at June 30, 2013 compared to $827.5 million at December 31, 2012. Borrowings decreased $5.0 million from $106.3 million at December 31, 2012 to $101.3 million at June 30, 2013, resulting from net repayments of Federal Home Loan Bank advances. Deposits increased $3.2 million, or 0.5%, which included increases in NOW and money market accounts of $14.2 million, savings accounts of $2.9 million and noninterest-bearing deposits of $636,000, offset by a decrease in certificates of deposit of $14.6 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products.

Total shareholders’ equity decreased $1.6 million from $125.8 million at December 31, 2012 to $124.2 million at June 30, 2013. The decrease in shareholders' equity was attributable to a decline in unrealized gains on available for sale securities aggregating $1.6 million (net of taxes), dividends of $573,000 and a net loss of $137,000, offset by the amortization of equity plan awards of $667,000 and an unrealized gain of $72,000 on an interest-rate swap derivative. At June 30, 2013, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Results for the second quarter, while negatively impacted by the costs associated with the pending merger with Newport Bancorp, Inc. and ongoing margin compression, reflected continued improvement in asset quality with a decrease of almost 20% in nonperforming assets to under $10.0 million. We progress through the third quarter with great anticipation toward the merger with Newport and expanded opportunities as a result of our entrance into the Rhode Island market," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
(1) The table below presents a reconciliation of earnings to shareholders, excluding the tax-affected transaction costs related to the pending acquisition of Newport Bancorp, Inc. for the three and six months ended June 30, 2013.

	Three Months Ended	Six Months Ended
Net Income (in thousands):	June 30, 2013	June 30, 2013
Net loss as reported	$(60)	$(137)
Merger-related transaction costs (after tax)	211	790
Net income adjusted for merger-related transaction costs	$151	$653

Earnings Per Share:
Basic and diluted as reported	$(0.01)	$(0.01)
Merger-related transaction costs (after tax)	0.03	0.08
Basic and diluted adjusted for merger-related transaction costs	$0.02	$0.07

Weighted Average Shares Outstanding:
Diluted as reported	9,567,612	9,561,808
Effect of dilutive stock options(2)	35,634	43,705
Diluted adjusted for merger-related transaction costs	9,603,246	9,605,513
(2) Includes the impact of dilutive stock options resulting from non-GAAP net income presented above.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	June 30,	December 31,
(Dollars in Thousands / Unaudited)	2013	2012

ASSETS
Noninterest-bearing cash and due from banks	$13,406	$16,364
Interest-bearing cash and cash equivalents	25,143	21,325
Securities	198,655	184,591
Loans held for sale	525	5,069
Loans receivable, net	670,445	685,163
Bank-owned life insurance	9,196	9,060
Other real estate owned, net	731	1,293
Other assets	30,725	30,385

Total assets	$948,826	$953,250

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$708,322	$705,148
Borrowings	101,317	106,317
Other liabilities	15,022	16,026
Total liabilities	824,661	827,491

Shareholders' equity	124,165	125,759

Total liabilities and shareholders' equity	$948,826	$953,250

SELECTED OPERATING DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands / Unaudited)	2013	2012	2013	2012

Interest and dividend income	$8,302	$8,878	$16,857	$18,099
Interest expense	2,083	2,392	4,293	4,943
Net interest income	6,219	6,486	12,564	13,156

Provision for loan losses	55	432	190	916
Net interest income after provision for loan losses	6,164	6,054	12,374	12,240

Noninterest income	2,072	2,326	4,512	5,087
Noninterest expenses	8,209	7,557	16,790	15,907
Income before income taxes	27	823	96	1,420

Provision for income taxes	87	153	233	347
Net (loss) income	$(60)	$670	$(137)	$1,073

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012

(Loss) earnings per share:
Basic	$(0.01)	$0.07	$(0.01)	$0.11
Diluted	$(0.01)	$0.07	$(0.01)	$0.11

Weighted average shares outstanding:
Basic	9,567,612	9,821,841	9,561,808	9,896,154
Diluted	9,567,612	9,860,141	9,561,808	9,928,815

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands / Unaudited)	2013	2012	2013	2012

Selected Performance Ratios:
(Loss) return on average assets (1)	(0.03)%	0.28%	(0.03)%	0.22%
(Loss) return on average equity (1)	(0.19)	2.05	(0.22)	1.64
Interest rate spread	2.53	2.61	2.56	2.64
Net interest margin	2.76	2.87	2.80	2.91
Efficiency ratio (2)	98.92	88.33	98.30	89.84

Asset Quality Ratios:
Allowance for loan losses			$6,007	$5,644
Allowance for loan losses as a percent of total loans (3)			0.89%	0.85%
Allowance for loan losses as a percent of nonperforming loans			66.58	49.05
Nonperforming loans			$9,022	$11,507
Nonperforming loans as a percent of total loans (3)			1.34%	1.74%
Nonperforming assets (4)			$9,753	$12,105
Nonperforming assets as a percent of total assets			1.03%	1.26%

Per Share Data:
Book value per share			$12.28	$12.58
Tangible book value per share (5)			11.94	12.24
Dividends per share			0.06	0.06

(1) Ratios for the three and six months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $3.5 million at June 30, 2013 and 2012.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514